IRREVOCABLE PROXY


          Airline Investors Partnership, L.P. ("AIP") and Hawaiian Airlines, Inc. (the "COMPANY") have entered into a Stock Purchase Agreement, dated as of December 8, 1995 (the "STOCK PURCHASE AGREEMENT"), pursuant to which, among other things, AIP has agreed to purchase from the Company, subject to the terms and conditions set forth therein, (i) 18,181,818 shares of the Company's Class A Common Stock, par value $.01 per share (the "COMMON STOCK") and (ii) four shares of the Company's Series B Special Preferred Stock (the "PREFERRED STOCK"). The Common Stock will represent in excess of 25% of the capital stock of the Company entitled to vote. Capitalized terms used herein and not otherwise defined herein shall have the meanings given them in the Stock Purchase Agreement.

          The Company is subject to the foreign ownership restrictions of the Transportation Act and the rules and regulations of the Department of Transportation and the Federal Aviation Administration promulgated thereunder (the "FOREIGN OWNERSHIP REGULATIONS").

          Durham Investments Limited, an Isle of Jersey company
("DURHAM"), owns approximately 49.5% of the common equity (the "COMMON EQUITY") of Pengo Industries, Inc., a Texas corporation ("PENGO"), which, in turn, owns 25% of the Class A Common Stock of AIP, Inc., the sole limited partner of AIP.

          In order to ensure that, in conformity with the Foreign Ownership Regulations, under all circumstances a United States citizen will ultimately direct the voting of the shares of the Company held by AIP in connection with actions of the Company, AIP is requiring Durham, and Durham will agree as provided herein, to grant an irrevocable proxy to John W. Adams ("ADAMS") to vote the Common Equity under the circumstances described herein.

          NOW, THEREFORE, in consideration of the premises, Durham hereby agrees as follows:

          1. Durham hereby appoints Adams its proxy to represent and vote the Common Equity held of record by Durham on the record date for determining the stockholders of Pengo eligible to vote on the matter at issue (the "RECORD DATE"), for and in the name, place and stead of Durham, at all regular, special or other meetings of the holders of Pengo's Common Equity, and at any adjournment of such meetings, and to act by consent in lieu of a meeting,


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or otherwise, solely with respect to the activities of the Company at all times this Proxy is in effect.

          2. Durham acknowledges and agrees that this Proxy is irrevocable and is coupled with an interest. This Proxy shall be effective as of the date that AIP acquires any shares of Common Stock and shall remain in effect until the earliest to occur of (i) AIP no longer owning any shares of common stock of the Company entitled to vote, and
(ii) the date on which neither Pengo nor Durham owns an interest, directly or indirectly, in the Company.

          3. This Proxy may not be sold, assigned or otherwise transferred by Adams. If any portion of the Common Equity held by Durham is sold, assigned or otherwise transferred to any person that is a United States citizen, (i) the transferee of such Common Equity shall not be bound by this Proxy, and (ii) Adams shall have no voting rights whatsoever with respect to any shares so sold, assigned or transferred.

          4.   THIS PROXY SHALL BE GOVERNED BY AND CONSTRUED IN
ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO
PRINCIPLES OF CONFLICTS OF LAW.

          IN WITNESS WHEREOF, the undersigned has executed this Proxy as of this ____ day of January, 1996.


                         DURHAM INVESTMENTS LIMITED



                         By: /S/ M.L. Sinel
                            ------------------------------
                            Name: M.L. Sinel
                            Title: Director